Exhibit 24.8
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that John C. Carroll, a member of the Board of Directors of ML Life Insurance Company of New York (the “Company”), whose signature appears below, constitutes and appoints Barry G. Skolnick, Frances Grabish and Kirsty Lieberman, respectively, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any and all Registration Statements and Amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, under the Investment Company Act of 1940, where applicable, and the Securities Act of 1933, respectively, with the Securities Exchange Commission, for the purpose of registering any and all variable life and variable annuity separate accounts (collectively “Separate Accounts”), of the Company that may be established in connection with the issuance of any and all variable life and variable annuity contracts funded by such Separate Accounts, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done.
Effective Date: January 6, 2006

/s/ John C. Carroll

John C. Carroll
State of New Jersey
County of Mercer
     On the 3rd day of February, 2006 before me came John C. Carroll, Director of ML Life Insurance Company of New York, to me known to be said person and he signed the above Power of Attorney on behalf of ML Life Insurance Company of New York.

/s/ Denise A. Marshall

[SEAL]	Notary Public
Denise A. Marshall
Notary Public of New Jersey
My Commission Expires Feb. 24, 2006